Exhibit 10.51



                              L. B. FOSTER COMPANY





                     Supplemental Executive Retirement Plan

                                     (SERP)

                    (As amended and restated January 1, 2005)


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                            ESTABLISHMENT AND PURPOSE


                  WHEREAS, on December 14, 1994 the Board of Directors of L.B. Foster Company (the "Company") adopted the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") effective as of January 1, 1994. The Plan was established to pay supplemental benefits to certain executive employees who qualify for benefits under the Voluntary Investment Plan (the "VIP').

                  WHEREAS, the Plan is unfunded, and the Company will make the Plan benefit payments solely from its general assets on a current disbursement basis.

                  WHEREAS, the provisions of this Plan shall apply only to employees who are employed by the Company on or after January 1, 1994.

                  WHEREAS, the principal objective of this Plan is to ensure the payment of a competitive level of benefits in order to attract, retain and motivate selected executives. This Plan was designed to provide retirement benefits lost due to Internal Revenue Code ("IRC") Sections 401(a) 17, 402(g), and 401(a)(4), as well as any other code section(s) limiting the amount the Company can contribute under the VIP.

                  WHEREAS, the Plan originally became effective January 1, 1994. Any employee whose employment terminated prior to January 1, 1994 shall have no rights under this Plan.

                  WHEREAS, effective January 1, 2005, the Plan was amended and restated to comply with Internal Revenue Code Section 409A.

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                                    SECTION I

                                   DEFINITIONS

1.1 "Affiliated Company" means any subsidiary or affiliate of the Company, whether or not such entities have adopted the Plan, and any other entity, which is a member of a Controlled Group as defined under the IRC.

1.2  "Board of Directors" means the Board of Directors of L.B. Foster Company.

1.3 "Committee" means the Personnel and Compensation Committee of the Board of Directors.

1.4 "Company" means the L.B. Foster Company, a corporation organized and existing under the laws of the State of Delaware, as well as any Affiliated Company, which the Board of Directors has designated as eligible to adopt the Plan.

1.5 "Compensation" means the earnings paid by the Company to the Participant during the Plan Year in the form of base salary, vacation pay, bonuses or cash incentive pay, commissions, and any other elective deferrals under Section(s) 401(k) or 125, but excluding all other payments.

1.6 "Disability" means, for distributions prior to January 1, 2005, disability as defined in the Company's long term disability plan, as it may be, from time to time, amended. For distributions occurring on and after January 1, 2005, a Participant shall be determined to have a Disability if the
      Participant:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.7 "Disability Date" means the first day of the sixth month following the month in which the Participant's Disability commenced, but not later than his normal retirement date.

1.8 "Early Retirement Date" means the earlier of 1) the first of the month following attainment of age 55, or 2) the first day of the month coincident with or following the participants' involuntary termination of employment.

1.9 "Effective Date" means January 1, 2005. The Plan was originally effective January 1, 1994.
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1.10 "Key Employee" means a Participant who is a key employee as defined in IRC
      Section 416(i) without regard to paragraph (5) thereof.

1.11 "IRC" means Internal Revenue Code.

1.12 "Normal Retirement Date" means the first of the month following attainment of age 65.

1.13 "Participant" means an employee of the Company who becomes and remains a Participant as provided in Section II.

1.14 "Plan" means the Supplemental Executive Retirement Plan.

1.15 "Plan Administrator" means the Committee.

1.16 "Plan Sponsor" means L.B. Foster Company.

1.17 "Spouse" means the lawful spouse of the Participant at the earlier of the Participant's date of death or the date benefits commence to the Participant under the Plan.

1.18 "VIP" means the Voluntary Investment Plan for Employees of L.B. Foster Company and any successor thereto.

1.19 The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.
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                                   SECTION II

                                  PARTICIPATION

2.1 Eligibility for participation in the Plan shall be limited to individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including only individuals who have the ability to affect or substantially influence, through negotiation or otherwise, the design and operation of the Plan, taking into consideration any risks attendant thereto, and therefore do not need the substantive rights and protections of ERISA.

2.2 Participation in the Plan is solely within the discretion of the Committee. The Committee shall individually select and name by resolution each eligible employee for participation in the Plan. An employee shall become a Participant as of the date specified in the resolution.

2.3 A Participant shall remain a Participant only for so long as he continues in the employ of the Company, or the Committee, in its sole discretion determines that the Participant shall no longer be a Participant.

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                                  SECTION III

                       ELIGIBILITY FOR RETIREMENT BENEFITS

3.1 Each Participant who terminates his employment with the Company on or after the month in which he attains age 65 shall be eligible to receive a retirement benefit on the later of his Normal Retirement Date or his termination of employment. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six (6) months after the date of termination of employment or, if earlier, the date of the Participant's death. Such payments to which a Key Employee would otherwise be entitled during the first six (6) months after his termination of employment are accumulated and will be paid as soon as administratively feasible in the seventh month following his termination of employment.

3.2 Each Participant who terminates his employment with the Company on or after the date he attains age 55 .and has received approval of the Committee to retire under the Plan (but before the month in which he attains age 65) shall be eligible to receive a retirement benefit beginning on his Early Retirement Date (or beginning on the first day of any month thereafter determined by the Committee but not later than his Normal Retirement Date.) Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six
(6) months after the date of termination of employment or, if earlier, the date of the Participant's death. Any such payments to which a Key Employee would otherwise be entitled during the first six (6) months after his termination of employment are accumulated (without interest) and will be paid as soon as administratively feasible in the seventh month following his termination of employment.

3.3 The beneficiary of a Participant who dies while a Participant shall be eligible to receive such Participant's retirement benefit the first day of the second month following the date of such Participant's death, unless the Committee is not timely made aware of such death or otherwise has good reason to delay payment, but in any event not later than what would have been the Participant's Normal Retirement Date had he lived.

3.4 Each Participant who leaves his employment due to disability shall be eligible to receive a retirement benefit beginning on his Disability Date (or beginning on the first day of any month thereafter but not later than his Normal Retirement Date.)

3.5 Each Participant who is terminated involuntarily by the Company, other than for cause, shall be eligible to receive a retirement benefit beginning on the first day of the month following such termination. Notwithstanding the foregoing, a distribution shall not be made to a Key Employee sooner than six
(6) months after the date of termination of employment or, if earlier, the date of the Participant's death. Any such payments to which a Key Employee would otherwise be entitled during the first six (6) months after his termination of employment are accumulated (without interest) and will be paid as soon as administratively feasible in the seventh month following his termination of employment.

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                                   SECTION IV


                    AMOUNT AND PAYMENT OF RETIREMENT BENEFIT

4.1 The retirement benefit payable at retirement shall be the sum of (a) minus (b), plus (c) below.

  (a) For each year or portion of a year in which the employee is a Participant the Company shall calculate the amount which the Company would have contributed under the VIP for the benefit of such Participant but for IRC limits.

  (b) For each year or portion of a year in which the employee is a Participant the Company shall calculate the amount which is the greater of

    (i) The Company's actual contributions to the VIP for the benefit of such Participant, or

    (ii) The amount which the Company would have contributed to the VIP for the benefit of such Participant if the Participant had made all permissible elective contributions to the VIP, but subject to IRC limits.

  (c) The Company shall apply interest each December 31 to the amount of benefit, determined by subtracting (b) from (a), as well as to any previous year's accumulated balance under this Plan, at the greater of

    (i) The calendar year's rate of return of Fidelity's Managed Income Portfolio as of December 31 of such year, or

    (ii) A one-year annualized Treasury Bill interest rate as reported for the last Friday each year.

4.2 The Committee will determine in it's sole discretion whether benefit payment(s) to the Participant will be made in 1) a single lump sum payment, or
2) in five annual installments commencing on the dates referred to in Section
III.

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                                    SECTION V

                                  MISCELLANEOUS

5.1 Amendments to this Plan shall be made by resolution of the Board of Directors of the Company adopted in accordance with the by-laws of the Company and applicable corporation law. Alternatively, any one or more officers of the Company may adopt amendments if authority to amend the Plan has been delegated to them by the Board of Directors in accordance with the by-laws of the Company and applicable corporation law. A delegation may be general (by way of describing the general duties and responsibilities of the officers) or specific with regard to employee benefit plans such as this and is not valid merely because it was made before this Plan was established. An officer exercising delegated authority to amend the Plan shall memorialize that exercise in writing signed by the officer.

5.2 Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with Participant(s) without regard to the existence of this Plan.

5.3 This plan is unfunded and has no assets. There is no trust or insurance. All payments made under the Plan are made from the general assets of the Company. Participation in the Plan gives the employee nothing more than the Company's contractual promise to pay deferred compensation when due in accordance with the terms of this Plan.

5.4 The Company is not required to segregate, maintain or invest any portion of its assets by reason of its contractual commitment to pay deferred compensation under this Plan. If the Company nevertheless chooses to establish a reserve, such reserve remains an asset of the Company in which no participating employee has any right, title or interest. Employees entitled to deferred compensation under this Plan have the status of general unsecured creditors of the Company.

5.5 If a Participant is discharged by the Company for cause (conduct that is injurious to the Company, or conduct which intentionally violates either the Company's written policies or the reasonable directives of the Company's Chief Executive Officer; or the commission of a felony) such Participant's rights to any benefit under this Plan shall be forfeited.

5.6 If the Committee determines that any Participant is engaged in any trade, profession or business which is, or likely to be, detrimental to the best interests of the Company, or if the Committee determines that such Participant has used or is using trade secrets or other confidential information gained while in the employ of the Company, the Committee may, upon written notice to the Participant, suspend or forfeit the Participant(s) right to any benefit under this Plan.

5.7 No benefits are payable under this Plan if a Participant terminates his employment for any reason other than those specifically referred to in Section III.

5.8 The Plan Administrator has all rights, duties and powers necessary or appropriate for the administration of the Plan.
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5.9   Subject to Internal Revenue Code Sections 409A(a)(3) and (4) which address the timing, form and restrictions on acceleration rules, the Plan Administrator shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the Plan, including all matters relating to eligibility for benefits, amount, time or form of payment, and any disputed or allegedly doubtful terms. In exercising such discretion, the Plan Administrator shall give controlling weight to the intent of the Sponsor of the Plan.

5.10 All decisions of the Plan Administrator in the exercise of its authority under the Plan shall be binding on the Plan, the Plan Sponsor and all participants and beneficiaries if not appealed in accordance with the appeal procedure. All decisions of the Plan Administrator on appeal shall be final and binding on the Plan, the Plan Sponsor and all participants and beneficiaries.

5.11 Each Participant shall receive a copy of this Plan and the Committee will make available for each Participant a copy of any rules and regulations used by the Committee administering the Plan.

5.12 Each Participant will be provided an annual summary of the amount of retirement benefit allocated under the Plan.

5.13 This Plan is established under and will be construed according to the laws of the Commonwealth of Pennsylvania to the extent not pre-empted by federal law.

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                                   SECTION VI

                          CLAIMS AND APPEAL PROCEDURES

6.1 There should be no need to file a claim for benefits. The Company is expected to pay each participating employee automatically, in accordance with the terms of this Plan. Nevertheless, a participating employee may claim benefits under this plan by filing a written claim with the Plan Administrator.

6.2 As required by the Internal Revenue Service, a participating employee's right to benefits under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the employee or the employee's beneficiary.

6.3 If a claim is denied and the employee disagrees and wants to pursue the matter, the employee must file an appeal in accordance with the following procedure. An employee cannot take any other steps unless and until the appeal procedure has been exhausted. For example, if a claim is denied and the employee does not use the appeal procedure, the denial is conclusive and cannot be challenged, even in court.

6.4 An appeal is filed by writing to the Plan Administrator stating the reasons why the employee disagrees with the denial. An appeal must be made within 60 days after the claim was denied. In the appeal process, the employee has the right to review the pertinent documents, to be represented by anyone else, including a lawyer, and to present evidence and arguments in support of the appeal.

6.5 The Plan Administrator will issue a written decision on the appeal within 60 days. The Plan Administrator may, in its sole discretion, decide to hold a hearing, in which case it will issue its decision within 120 days. The decision will explain the reasoning of the Plan Administrator and refer to the specific provisions of this Plan on which the decision is based.

Name of the Plan:    L.B. Foster Company Supplemental Executive Retirement Plan

Plan Administrator: Personnel and Compensation Committee of the Board of Directors c/o L.B. Foster Company, 415 Holiday Drive, Pittsburgh, Pa. 15220

Plan Sponsor:        L.B. Foster Company, 415 Holiday Drive, Pittsburgh, Pa.
15220

Employer Identification Number:     25-1324733